STUDY OF THE DISCOVERED CBM RESOURCES

IN THE

BAOTIAN-QINGSHAN PROPERTY, GUIZHOU PROVINCE,

PEOPLE’S REPUBLIC OF CHINA

(As of December 31, 2005)

Geological and Petroleum Engineering Consultants

Suite 900, North Tower, Sun Life Plaza, 140 – 4th Avenue S.W.

Calgary, Alberta, Canada  T2P 3N3

Tel: (403) 294-5500    Fax: (403) 294-5590    Fax: (403) 294-5580

Copies:

Asia Canada Energy Inc. (2 copies)

Sproule International Limited (1 copy)

Project No.:

3558.70343

Prepared For:

Asia Canada Energy Inc.

Authors:

Rudolf Cech, P.Eng., Project Leader

T. Wong, P.Geol.

Shengli Ji, P.Geol.

Exclusivity:

This report has been prepared for the exclusive use of Asia Canada Energy Inc., and shall not be reproduced, distributed, or made available to any other company or person, regulatory body, or organization without the knowledge and written consent of Sproule International Limited, and without the complete contents of the report.

Table of Contents — Page 1

Table of Contents

Introduction

Disclaimer

Interests and Burdens

Exclusivity

Certification

Summary

Discussion

Regional Coal Geology and Structural Setting

Coal Geology

Coal Rank and Quality

Discovered CBM Resources

Table 1

Total Discovered CBM Resources

CBM Targets

Work Program

Market, Transportation and Production Forecast

Recommendations

Figures

Figure 1

Location Map

Figure 2

CBM Resource Distribution in Western Guizhou Province, China

Figure 3

Stratigraphic Correlation Chart in Western Guizhou Province

Figure 4

Stratigraphic Column showing Permian Coal Section

Figure 5

Structure Map No.19 Coal Floor, Qingshan Syncline

Figure 6

Structure Map No.17-1 Coal Floor, Mayi East

Figure 7

Structure Map No.17-1 Coal Floor, Mayi West

Figure 8

Structure Map No.17-2 Coal Floor, Mayi East

Figure 9

Structure Map No.19 Coal Floor, Mayi East

Figure 10

Structure Map No.19 Coal Floor, Mayi West

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Table of Contents — Page 2

Figure 11

Net Thickness Map No.17-1 Coal, Mayi Area

Figure 12

Net Thickness Map No.17-2 Coal, Mayi Area

Figure 13

Net Thickness Map No.19 Coal, Mayi Area

Figure 14

Geographical Location and Connecting Points of the Boundary

Line of the Contract Area

Appendix

ACE Inc. Business License

Approval Certificate

Contract Area Coordinates

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Summary — Page 1

Introduction

This report was prepared by Sproule International Limited (“Sproule”) at the request of Mr. Steven N. Khan, Executive Vice President, Asia Canada Energy Inc., Kelowna, British Columbia.  Asia Canada Energy Inc. is hereinafter referred to as "the Company."  The effective date of this report is December 31, 2005.

The report addresses the geology and discovered Coalbed Methane (CBM) resources of the Baotian-Qingshan property located in southwestern Guizhou Province, People’s Republic of China. The Company signed a Production Sharing Contract with China United Coalbed Methane Corporation Ltd. (CUCBM) on September 20, 2005. The contract term is 30 years.

In Phase One of the exploration phase (24 months), the Company has committed to fully fund the drilling and coring of four exploration wells. In Phase Two of the exploration phase (24 months), the Company is committed to fully fund the drilling of 8 pilot wells or 2 horizontal wells.

Should the project move to commercial development, CUCBM will have the right to participate in up to 40 percent of the working interest. The total contract area is 969.9 km2 (239,600 acres).

In order to assess the CBM potential of any area, a number of geological and specific coal parameters need to be evaluated. These will influence the resource potential as a whole, but the impact of each is variable and unique to any reservoir setting. The geological and coal parameters that control the generation, storage and producibility of gas from coal are:

•

Reservoir depth - a minimum of 150 m (500 feet) and maximum of 1500 m (4,600 feet) of coal depth is considered from the point of view of methane absorption, storage, reservoir pressure, permeability and drilling costs;

•

Seam thickness – a minimum single seam thickness of 1.0 m (3 feet);

•

Coal composition/rank – the percentage of ash, moisture, coal quality and maturity (indicated by vitrinite reflectance) influence gas content;

•

Minimum gas content – 4.0 cm3/g (128 scf/t) is an economic consideration in conjunction with the seam thickness;

•

Permeability – is essential to allow the methane to desorb from the matrix and flow through the fracture system to the borehole (minimum 1 md);

•

Saturation - the retained gas volume within the coal structure and pressure regime will influence the production profile;

•

Water utilization– is an economic consideration directly influencing reservoir production and water disposal.

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Summary — Page 2

Some of these parameters were unavailable for this study. Due to the lack of drilling and/or CBM specific test information, detailed gas content, coal permeability, stress regime and saturation were not known. Other information used in this scoping study, including depth, thickness, and composition/rank, are available from existing well control data and from the Company’s data sources. This report estimates only gas-in-place volumes in three individual coal seams in the Longtan Formation, which form the main targets for the CBM development in the Quinshan Syncline area.

The Company is in the process of collecting CBM data to assess critical parameters, such as initial gas and water rates, pressures, and permeabilities, to estimate the recovery factors. This data will be used to determine the economic viability of the project.

The estimated work program for 2006 includes the acquisition of over 65 km (40 miles) of 2D seismic lines, and the drilling and testing of 6 wells in Mayi East and West areas, with an estimated budget of $1.75 million (US).

Disclaimer

Sproule International Limited using current geological and engineering knowledge and techniques has prepared this report. It has been prepared within the Code of Ethics of the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Nevertheless, the CBM resource potential presented in this report could be affected by the data received, and the procedures used, by Sproule Associates Limited, as qualified below.

A personal field inspection of the properties was not made, however, such an inspection was not considered necessary in view of the information available from the public database, the files of the Company, and the appropriate authorities.

Interests and Burdens

Property descriptions, as supplied by the Company, were accepted as represented. No investigation was made into either the legal titles held or any operating agreements in place relating to the subject properties.

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Summary — Page 3

Exclusivity

This report has been prepared for the exclusive use of Asia Canada Energy Inc. and may not be reproduced, distributed, or made available to any other company or person, regulatory body, or organization.

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Summary — Page 4

Certification

Report Preparation

The report entitled “Study of the Discovered CBM Resources in the Baotian-Qingshan Property, Guizhou Province, People’s Republic of China  (As of December 31, 2005)”, was prepared by the following Sproule personnel:

_________________________________ R. Cech, P.Eng., Project Leader Senior Vice-President, International
_________________________________ Tony Wong, P.Geol. Senior Reservoir Geologist
_________________________________ Shengli Ji, P.Geol. Reservoir Geologist

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Summary — Page 5

Sproule Executive Endorsement

This report has been reviewed and endorsed by the following Executive of Sproule:

___________________________________________________

R.K. MacLeod, P.Eng.

Executive Vice-President

Permit to Practice

Sproule Associates Limited is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta and hereby attests to its qualifications by signing this permit to practice stamp.

PERMIT TO PRACTICE
Sproule Associates Limited

Signature

Date
PERMIT NUMBER: P417
The Association of Professional Engineers, Geologists and Geophysicists of Alberta

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Summary — Page 6

Certificate

Rudolf Cech, M.Sc., P.Eng.

I, Rudolf Cech, Senior Vice-President (International) and Director of Sproule Associates Limited, 900, 140 Fourth Ave SW, Calgary, Alberta, declare the following:

1.

I hold the following degree:

a.

M.Sc. Mining Engineering (1966) University of Mining Technology, Ostrava, Czechoslovakia

2.

I am a registered professional:

a.

Professional Engineer (P.Eng.) Province of Alberta, Canada

3.

I am a member of the following professional organizations:

a.

Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA)

b.

Petroleum Society of the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)

c.

Canadian Society of Petroleum Geologists (CSPG)

4.

My contribution to the report entitled “Study of the Discovered CBM Resources in the Baotian-Qingshan Property, Guizhou Province, People’s Republic of China  (As of December 31, 2005)” is based on my engineering knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule International Limited. I did not undertake a field inspection of the properties.

5.

I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Asia Canada Energy Inc.

________________

Rudolf Cech, P.Eng

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Summary — Page 7

Certificate

Tony Wong, P.Geol.

I, Tony Wong, Senior Reservoir Geologist at Sproule Associates Limited, 900, 140 Fourth Ave SW, Calgary, Alberta, declare the following:

1.

I hold the following degree:

a.

B.Sc., Geology (1978), University of Calgary, Calgary AB, Canada

2.

I am a registered professional:

a.

Professional Geologist (P.Geol.) Province of Alberta, Canada

3.

I am a member of the following professional organizations:

a.

Association of Professional Engineers, Geologists and Geophysicists of    Alberta

      (APEGGA)

b.

Canadian Society of Petroleum Geologists (CSPG)

c.

Canadian Well Logging Society (CWLS)

4.

My contribution to the report “Study of the Discovered CBM Resources in the Baotian-Qingshan Property, Guizhou Province, People’s Republic of China  (As of December 31, 2005)” is based on my geological knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule Associates Limited. I did not undertake a field inspection of the properties.

5.

I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Asia Canada Energy Inc.

________________

Tony Wong, P.Geol.

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Summary — Page 8

Certificate

Shengli Ji, P.Geol.

I, Shengli Ji, Reservoir Geologist at Sproule Associates Limited, 900, 140 Fourth Ave SW, Calgary, Alberta, declare the following:

1.

I hold the following degrees:

a.

B.Sc., Petroleum Geology (1992), University of Technology, Chengdu, Sichuan   Province, China

b.

Bachelor of Applied Petroleum Engineering Technology (2003), Southern Alberta Institute of Technology, Calgary, Alberta

2.

I am a registered professional:

a.

Professional Geologist (P.Geol.) Province of Alberta, Canada

3.

I am a member of the following professional organizations:

a.

Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA)

4.

My contribution to the report “Study of the Discovered CBM Resources in the Baotian-Qingshan Property, Guizhou Province, People’s Republic of China (As of December 31, 2005)” is based on my geological knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule Associates Limited. I did not undertake a field inspection of the properties.

5.

I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Asia Canada Energy Inc.

_______________

Shengli Ji, P.Geol.

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Summary — Page 9

Certificate

R. Keith MacLeod, B.S., P.Eng.

I, R. Keith MacLeod, Executive Vice-President and Director of Sproule Associates Limited, 900, 140 Fourth Ave SW, Calgary, Alberta, declare the following:

1.

I hold the following degree:

a.

B.S. (Honours) Mining Engineering (1984) Montana College of Mineral Science and Technology Butte, MT, USA

2.

I am a registered professional:

a.

Professional Engineer (P.Eng.) Province of Alberta, Canada

3.

I am a member of the following professional organizations:

a.

Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA)

b.

Petroleum Society of the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)

c.

Society of Petroleum Engineers (SPE)

d.

Society of Petroleum Evaluation Engineers (SPEE)

4.

My contribution to the report entitled “Study of the Discovered CBM Resources in the Baotian-Qingshan Property, Guizhou Province, People’s Republic of China (As of December 31, 2005)”, is based on my engineering knowledge and the data provided to me by the Company, from public sources, and from the non-confidential files of Sproule International Limited. I did not undertake a field inspection of the properties.

5.

I have no interest, direct or indirect, nor do I expect to receive any interest, direct or indirect, in the properties described in the above-named report or in the securities of Asia Canada Energy Inc.

____________________

R.Keith MacLeod, P.Eng

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Summary — Page 10

Summary

Our study has indicated that discovered CBM resources are associated with the coals on the Company land in the area of the Qinshan Syncline, within the bounds of the Production Sharing Contract For Exploration of Coalbed Methane Resources in the Baotian-Qingshan Property, Guizhou Province, People’s Republic of China. However, the specific CBM and coal data on of the Company’s lands is limited. Our report is based on investigations and data gathered by the Company and Sproule’s discussion with the Company’s technical group in Guiyang and Guizhou Coal Bureau, Guizhou Province during their visit. Additional data used in this report are from published public information, the Company’s files and from the Sproule non-confidential database.

The total contract area covers some 970 km2 (374 square miles). The estimated work program for 2006 includes the acquisition of over 65 km (40 miles) 2D seismic lines, and the drilling and testing of 6 wells in Mayi East and West areas, with an estimated budget of $1.75 million (US).

The Low Case volume of discovered CBM resources in place of 14.2-x109 m3 (504 Bcf) has been estimated for the Longtan Formation coal seams No.17-1, 17-2 and 19, underlying some 138 km2 (53 square miles) in Mayi East and West areas. These form the main targets for the potential CBM development in the Quinshan Syncline area.

The High Case volume of discovered CBM resources in place of 327.4 x 109 m3 (11.2 Tcf) has been estimated for seven coal seams (each greater than 1 metre or 3 feet) having an aggregate thickness of 20.0 m (65 feet) as shown in the southwestern limb of the Qingshan Syncline and distributed over the Company permit area of 969 km2 (374 sq. miles).

The Most Likely Case volume of discovered CBM resources in place of 146-x109 m3 (5.2 Tcf) has been estimated, for targeted coal seams No.17-1, 17-2 and 19, having an aggregate thickness of 9.2 m (30 feet) distributed over the Company permit area of 969 km2 (374 sq. miles) and average gas content of 12.5 cc/g (400 scf/t), as estimated by the Coal Geology Bureau of Guizhou Province.

Since the Company has not tested any CBM wells in the area, additional technical work is required to determine the quality of the coal reservoir properties and economic viability of the resources.

The principal risk facing the Company is the producability of the coals. The probability of success will be assessed using the data collected from the proposed drilling program in order to derive an expected production profile and value of the deposit. The critical data required are:

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Summary — Page 11

•

Flow test (volumes of gas and water);

•

Reservoir pressure (normal, under- or over-pressured regime);

•

Coal permeability (absolute and relative);

•

Additional gas content and composition;

•

Adsorption isotherm.

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Discussion — Page 1

Discussion

The project is located just south of the town of Panxian, approximately 300 km southwest of the provincial capital of Guiyang, in Guizhou Province (Fig.1). A State highway connects Panxian to Guiyang. From Panxian to the project area, local access roads lead to the several towns and villages in the project area.

Guizhou Province lies within the subtropical climate monsoon region. It has few seasonal changes with frequent cloudy skies and rain. The average temperature is 1o to 10o Celsius (33 o to 50 o Fahrenheit) in January, and 17o to 28o Celsius (63o  to 82o Fahrenheit) in July. The region receives an average of 1500 mm (60 inches) of rain annually.

Regional Coal Geology and Structural Setting

The Qingshan Syncline is located in southwestern Guizhou Province, with the uplifted Bihengying Anticline forming its north boundary and a NW-SE trending fault forming its SW boundary. It is surrounded by basalt on the west, north and east sides, and covers an area of 1,268 km2 (313,200 acres). The Qingshan Syncline has the northeast trending Shizong-Anshun-Guiyang normal fault running along its major axis. The Youjiang Uplift in the southeast caused weathering and erosion of the eastern arm of the syncline. Tectonic activities in the area created well-developed fractures in the Qingshan Syncline, which could provide favorable conduits for CBM flow.

The Qingshan Syncline is located in the southeastern corner of West Guizhou Depression between the East Yunnan Slope and West Guizhou Slope in the Late Permian Upper Yangtze coal basin of West Guizhou, East Yunnan and South Sichuan. Numerous basins with extensive coal measures are located in the general area of Guizhou and Yunaan provinces (Figure 2). The West Guizhou Depression occurs as a triangle bordered by the northwest trending Shuicheng-Ziyun Fault, the somewhat north-south trending Panxian Fault and the northeast trending Shizong-Guiyang Fault. The Liupanshui Region is in the center of this triangle, with the Shuicheng and Panxian delta sediments deposited on the west side, and the Qinglong-Xingren barrier bar deposited in the southeastern side. The central Puan area has marine argillite deposited in open marine environment.

The Qingshan Syncline is located in the coal-rich region along the ancient Permian shore. The coal-bearing strata of the Upper Permian are approximately 300 m (985 feet) thick. There are 31 coal seams in the Mayi area (on the northwestern limb of the syncline). The cumulative coal thickness ranges from 10 to 32 m (30 to 100 feet), of which some 7-12 seams are minable. The

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Discussion — Page 2

 total minable coal thickness averages some 10 m (30 feet).  Most of the coal seams occur at depths of less than 2,000 m (6,500 feet); average burial depth is less than 1,500 m (4600 feet).

Interpreted structures for coal seams No.17-1, 17-2 and 19 in the northwestern part of the Qingshan Syncline are presented in Figures 5 to 10.

Coal Geology

The strata can be divided into, in descending order, the capping bed of the Lower Triassic Feixianguan Formation (T1f), the Upper Permian coal-bearing Changxing Formation (P2c), and Longtan Formation (P2l), and the Upper Permian basement Emeishan Basalt (P2β), as presented in Figure 3.

The coal-bearing strata of the Changxing and Longtan Formations form a set of fine gray clastic rocks of continental-marine alternating facies in which the Changxing Formation is about 100 m (300 feet) thick. It is composed of argillaceous siltstone, silty mudstone intercalated with mudstone (locally containing carbonaceous and kaolinitic matter), 11 coal seams, and a few fine-grained sandstone, marl and siderite laminae. The Longtan Formation is about 150 m (500 feet) thick and consists mainly of argillaceous siltstone, siltstone, silty mudstone intercalated with mudstone (locally containing siderite inclusions, laminae and pyrite inclusions), six coal seams, fine-grained sandstone and a few marls. Three main coal seams are present in the upper, middle and lower parts of Changxing Formation; four main coal seams occur in the upper part of Longtan Formation.

The following columnar section, based on a borehole located on the southwestern limb of the Qingshan Syncline, represents the stratigraphic sequence in this area:

Thickness

(metres)

Lower Triassic Feixianguan Formation

Grayish-purple-red clastic rocks (T1f),

20-380

Upper Permian Changxing Formation (P2c)

Gray mudstone intercalated with argillaceous siltstone and siderite laminae

5.56

Coal, with interbed of kaolinitic mudstone

3.61

Grayish, dark gray and gray argillaceous siltstone and siltstone intercalated with carbonaceous mudstone and marl

10.01

Coal

0.15

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Thickness

(metres)

Brownish gray, grayish argillaceous siltstone and mudstone

2.04

Coal

0.40

Grayish, grayish silty mudstone, mudstone intercalated with

Gray fine-grained sandstone and carbonaceous mudstone

28.95

Coal

0.94

Gray argillaceous siltstone and silty mudstone

6.26

Coal

1.33

Mainly argillaceous siltstone, with mudstone fine-grained sandstone occurring in the upper part and marl, in the lower part (containing marine lamelibranch and brachiopod fossils), intercalated with siderite laminae

7.44

Coal

0.55

Gray mudstone, siltstone intercalated with thin siderite bed, containing marine lamelibranch and brachiopod fossils

5.79

Coal

0.50

Mudstone, silty mudstone intercalated with siltstone

11.08

Coal

0.79

Siltstone in the upper part and mudstone in the lower part,

containing marine and continental facies fossils

8.04

Coal

0.30

Siltstone and argillaceous siltstone, with mudstone occurring on top and its lower part, containing marine, continental facies fossils,

sideritic concretions and laminae

7.67

Coal

1.15

Brownish gray silty mudstone, containing siderite

1.74

Coal

0.75

Upper Permian Longtan Formation (P2l)

155.26

Gray argillaceous siltstone intercalated with silty mudstone in the upper part, siltstone intercalated with fine-grained sandstone in the lower part

18.40

Coal

3.92

Mudstone, siltstone intercalated with fine-grained sandstone and siderite,

containing marine and continental facies fossils

28.74

Coal

6.86

no core

0.89

Coal

1.87

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Thickness

(metres)

Siltstone, mudstone and argillaceous siltstone, intercalated with fine-grained sandstone and a few siderite tin beds in the lower part

23.78

Coal

1.27

Mudstone, argillaceous siltstone interbedded with silty mudstone,

intercalated with a layer of marl, containing pyrite, minor siderite enclosures and a large number of marine and continental facies fossils

38.97

Coal

0.39

Gray siltstone and mudstone

3.91

Coal

0.29

Silty mudstone and siltstone

6.15

Coal

0.39

Disconformity

Upper Permian Emeishan Basalt

Gray tuff, containing bauxitic rock and stellar pyrite

> 3.69 m thick

The total coal thickness at this location amounts to 26.25 m (86 feet) in 18 coal seams and 20.0 m (65 feet) in 7 seams thicker than 1 m (3 feet). In the northwestern part of the Qingshan Syncline, the coal is thinner and mapping of the target seams No. 17-1, 17-2 and 19 shows an average thickness of 9.2 m (30 feet) (Figures 11, 12 and 13).

Coal Rank and Quality

Anthracite is the principal coal rank across the Qingshan Syncline, with medium volatile bituminous coal and a few low volatile bituminous rank coals occurring in the northwestern limb of the syncline.

Generally, semi-bright coal, and semi-bright intercalated with semi-dull coal, occur in the Longtan Formation. Semi-dull to semi-bright coals occur in Changxing Formation. The maximum vitrinite reflectance of the anthracite in the Qingshan Syncline is about 2.0 to 2.5 percent.

The coal textures are mainly banded, with minor homogeneous and scaly strips. The coal structures are mainly massive, with granular structure occurring at the faults. Endogenic fissures are developed as the coal is brittle and fractures easily.

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Discussion — Page 5

The cleats are endogenic fractures in coal seams. Observations in mine shafts and microanalyses of thin-sections showed that the cleats and fractures are developed in W Guizhou and E Yunnan Region, with cleat density at over 300 per m (90 per foot).

Discovered CBM Resources

Discovered CBM in-place resources for the Longtan Formation coals directly corresponds to the depth, aggregate coal thickness and gas content. The volume of each individual coal seam was estimated using coal thickness maps provided by the Company.

The discovered in-place CBM volume on the Company lands was calculated using all available and estimated parameters.

The Low Case estimate considered measured and mapped coal thickness for targeted seams No.17-1, 17-2 and 19, distributed only over the Mayi East and West areas, and using coal seam gas content of 10 cc/g (320 scf/t).

The Most Likely Case estimate considers the same three seams, the same thickness distributed over the Company permit area, and takes into consideration the average gas content of 12.5 cc/g (400 scf/t), estimated by the Coal Geology Bureau of Guizhou Province.

The High Case estimate considers an aggregate coal seam thickness of 20.0 m (65 feet) in 7 seams each thicker than 1 m (3 feet), as shown in the southwestern limb of the Qingshan Syncline, and the average gas content of 12.5 cc/g (400 scf/t), estimated by the Coal Geology Bureau of Guizhou Province.

Discovered In-Place CBM Resource Calculation:

CBM-In-Place =

Gas Content x Coal Density x Coal Volume (Coal Thickness x Area)

(cc/g x g/cc x m3 or scf/t x t/ac-ft x ac-ft)

The coal density was assumed to be 1.32 g/cc (1800 t/ac-ft), which corresponds to ash-free coal.

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Discussion — Page 6

1.

Low case estimate (gas content of 10 cc/g)

Cum. Coal thickness

9.2 m (30 ft)

Gas Content

10.0 cc/g (320 scf/t)

GIP

121.5 x106m3/km2 (11.1 Bcf/square mile)

2.

High case estimate (gas content of 12.5 cc/g)

Cum. Coal thickness

20.0 m (65 ft)

Gas Content

12.5 cc/g (400 scf/t)

GIP

327.4 x106m3/km2 (29.9 Bcf/square mile)

3.

Best estimate (gas content of 12.5 cc/g)

Cum. Coal thickness

9.2 m (30 ft)

Gas Content

12.5 cc/g (400 scf/t)

GIP

151.5 x106m3/km2 (13.8 Bcf/square mile)

Estimates of gas in place range from 121.5 to 327.0 x106m3/km2 (11.1 to 29.9 Bcf per section) for coal seams in the Qingshan Syncline.

The Low Case volume of discovered CBM resources in place of 14.2-x109 m3 (504 Bcf) has been estimated for the Longtan Formation coal seams No. 17-1, 17-2 and 19. These form the main targets for the CBM development in the Mayi East and West areas (Table 1).

Table 1

Total Discovered CBM Resources of Longtan Formation Coals,

In the Mayi East and West Area – Low Case

(Coal Seams No. 17-1, 17-2 and 19)

Coal Seams	Average Coal Thickness m (ft)	Area km2 (acres)	Volume of Coal 10[6]m3 (ac-ft)	Coal Density g/cc (t/ac-ft)	Average Gas Content cc/g (scf/t)	Average Gas Concentration 10[6]m3/km2 (Bcf/Mi2)	Gas in Place 10[9]m3 (Bcf)
# 17-1	2.1 (7.0)	124.5 (30755)	809.25 (216295)	1.3 (1800)	10.0 (320)	28.5 (2.6)	3.5 125
# 17-2	3.6 (11.8)	93.5 (23086)	334.83 (271451)	1.3 (1800)	10.0 (320)	47.0 (4.3)	4.4 155
# 19	3.5 (11.4)	138.0 (34093)	480.03 (389164)	1.3 (1800)	10.0 (320)	46.0 (4.2)	6.3 224
Total	9.2 (30.2)		1624.11 (876910)			121.5 (11.1)	14.2 504

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Discussion — Page 7

The High Case volume of discovered CBM resources in place of 327.4x109 m3 (11.6 Tcf) has been estimated for the aggregate coal seam thickness of 20.0 m (65 feet) in 7 seams (each thicker than 1 m or 3 feet), as shown in the southwestern limb of the Qingshan Syncline and distributed over the Company permit area of 969 km2 (374 sq. miles), and average gas content of 12.5 cc/g (400 scf/t), estimated by the Coal Geology Bureau of Guizhou Province.

The Most Likely Case volume of discovered CBM resources in place of 146.0 x 109 m3 (5.2 Tcf) has been estimated for the aggregate coal seam thickness of 9.2 m (30 feet), for targeted seams No. 17-1, 17-2 and 19, distributed over the Company permit area of 969 km2 (374 sq. miles) and average gas content of 12.5 cc/g (400 scf/t), estimated by the Coal Geology Bureau of Guizhou Province.

CBM Targets

The coals in the Longtan Formation and Changxing Formation are present in the Quinshan Syncline area. Our study utilized the data from coal exploration program wells drilled in the area. The average gas content used in the gas volume calculation was analyzed and applied to coal volume estimated under the East and West Maui Blocks.

The principal risk facing the Company is the producability of the coals. The probability of success will be assessed after collecting the critical data from proposed drilling in order to estimate an expected production profile and potential value of the deposit. The data required are:

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Flow test (volumes of gas and water);

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Reservoir pressure (normal, under- or over-pressured regime);

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Coal permeability (absolute and relative);

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Gas content and gas composition;

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Adsorption isotherm.

Included in Figures 11 to 13 are isopach maps of seams number 17-1, 17-2 and 19 of the Longtan Formation in the Mayi East and West areas. These coals represent the main CBM target and should be the focus of further investigation. The potential of other seams should be assessed during a future exploration program.

The rank of coals was derived from tests and core sampling, analyses, and vitrinite reflectance, and ranges from medium volatile bituminous to anthracite. The estimated gas content ranges from 10 to 15 cm3/g (320 to 480 scf/t) based on desorption analyses.

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Discussion — Page 8

Work Program

The program calls for drilling and coring two slim holes in each of Mayi East and Mayi West areas. Coal is expected to be found at depths between 550 and 850 metres. Two major seams (No. 17 and 19) would be targeted as production seams. Two additional holes (one each block) could be drilled to target coal at a shallower depth of 250 to 500 meters. Coring, logging, permeability, desorption and in-seam stress tests will be conducted on one well in each exploration block. The proposed 2D seismic survey across Mayi East and Mayi West will incorporate existing data of the Coal Bureau. The estimated cost for the proposed program in the Mayi East and Mayi West areas is as follows:

Drilling of 6 holes

US $1,100,000

Gas Desorption tests

US $   120,000

Well testing

US $   200,000

2D Seismic, 65 km lines

US $   325,000

Total

US $1,745,000

Market, Transportation, and Production Forecast

The Guizhou Baotian-Qingshan CBM property is situated in the middle of four provinces in southwestern China. The four provinces are: the Guizhou Province - with a population of about 40 million; the Yunnan Province - with a population of about 45 million; the Guangxi Autonomous Region - with a population of about 35 million; the Sichuan Province – with a population of about 90 million; and Chongqing City – with a population of about 25 million. Altogether, about 235 million people live within a radius of 800 kilometers from the Guizhou CBM property.

Conventional natural gas production occurs in Sichuan Province. The other three provinces are short of oil and gas fields and production. Currently, all these provinces have banned the use of coal for local cooking and boilers. All the small businesses and residential households derive their energy from imported LPG (bottled gas). All LPG gas bottles have to be imported from outside the country.

LPG consumption in Yunnan Province alone reaches about 300,000 tonnes per year, and it must be imported from Guangdong Oil Refinery. To satisfy the demand in the Guizhou and Guangxi Provinces, the total tonnages to be imported will be about 600,000 tonnes.

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Discussion — Page 9

The potential customers in the Guizhou Province for the Company’s anticipated production of CBM gas are:

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Xingyi City Gas Company is located some 35 km from the property, with demand of about 400,000 m3 per day equivalent; Xingyi City has a population of about 300,000 and chemical and industrial factories that would use natural gas. Xingyi City has converted their gas supply system into a natural gas system from coal. Currently, they are importing some LNG from Xinjiang Autonomous Region by truck, to meet the small required volume.

•

Liu Pansui City, is located some 200 km from the property and has a population of 500,000 and with a steel mill and chemical factories. Their requirement would be about 500,000 m3 per day for residential and small commercial users.

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Guiyang Aluminum Company is located some 400 km from the property. The company is currently using about 320,000 tonnes of heavy fuel oil for their burners to convert 2.0 million tonnes of bauxite ore to aluminum oxide to be used in aluminum smelters. Preliminary discussions were held with regard to supplying LNG for the conversion of the burners to natural gas instead of using heavy fuel oil. LNG is currently imported from Guangdong Province. The requirement is in the order of 700,000 m3 per day of natural gas.

•

Guiyang City Transport Company is located about 400 kilometers from the property. The Guiyang City Transport company owns about 1500 buses and 3500 taxis and is in the process of converting 300 buses and about 300 taxis to LNG-fueled vehicles for the City. They are currently importing about 50 tonnes per day LNG from the Chongqing LNG plant. They have indicated to the Company that, if it can supply about 300,000 m3 per day of natural gas, they will transform all their buses and taxis into LNG-operated vehicles.

With the four aforementioned potential customers, the market demand is about 1.9 million m3 per day (66 MMcf/d), not counting the potential demand in other neighboring provinces of the Yunnan and Guangxi.

The Company is also considering constructing a 1000 tpd LNG plant on the CBM property in order to produce LNG for shipment to the Guiyang and Liu Pansui City areas. About 1.5 million m3 (52 MMscf/d) of CBM gas is required to produce 1000 tpd of LNG. Therefore, the balance of the gas has to be transported through a pipeline. The Company and CUCBM will request the local governments of the three provinces to support the pipeline construction for the Intra-Provincial Natural Gas Pipeline.

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Discussion — Page 10

No recovery factors, economic estimates or detailed development plans were addressed in this report. The Company is currently preparing for drilling and testing, and the critical data input and parameters will be available in 2006. The gas and water production forecasts will be determined from the test results of the initial wells. The well spacing and associated recovery factors will be put into a simulation model and used to design and evaluate the project viability.

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Recommendations — Page 1

Recommendations

In order to fully evaluate the CBM potential in the Quinshan Syncline area, a detailed assessment program should include the following:

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An expansion of the geological database, with a focus on coal section data including stratigraphy, structure, isopach mapping and correlation of all seams present. The seismic database should be searched in order to determine if the existing data could be used to investigate the structural nature and lateral continuity of targeted coal zones.

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The drilling at least three exploratory wells, specifically for CBM purposes, i.e., drilling with non-damaging fluids, full core over the coal zones, coal-specific geophysical logging, appropriate sampling and measuring of all coal seams. Testing should include gas content tests by desorption, desorbed gas quality analyses, adsorption tests, diagnostic mini-frac and permeability tests.

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A reassessment of the coal exploration wells drilled in the areas to gather additional information and data. The chip samples from coal zones (if available) should be collected for proximate, ultimate analyses, and desorption tests. The data then could be correlated to the results of “full CBM test well” for the assessment.

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A gas detection device when drilling through prospective coal zones. This data may indicate coal zones or areas with enhanced permeability.

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A detailed assessment of hydrology, water flow, water table and recharge of the Changxing and Longtan sediments.

*

The compromise between “full CBM test well” and conventional oil and gas well as far as costs and data collection could be achieved in a well with deeper targets, where the light mud (> 9 lb/gal) or KCl/water would be used as a fluid while drilling through the coal zones in order to prevent damage to coal, and core could be cut on the way down. Sidewall core samples could be also utilized.

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The well spacing and anticipated CBM recovery factors should be put into a simulation model and used to design and evaluate the project viability.

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